Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIZIO HOLDING CORP.

VIZIO Holding Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is VIZIO Holding Corp. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 7, 2020.

2. That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is VIZIO Holding Corp. (the “Corporation”).

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE II

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the “General Corporation Law”).

ARTICLE III

CAPITAL STOCK

The total number of shares of capital stock that this corporation is authorized to issue is 110,862,225 shares, consisting of a total of 75,000,000 shares of Class A Common Stock, par value $0.0001 per share (hereinafter referred to as the “Class A Common Stock”), 10,862,225 shares of Class B Common Stock, par value $0.0001 per share (hereinafter referred to as the “Class B Common Stock”, and together with the Class A Common Stock, collectively referred to as the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.0001 per share (hereinafter referred to as the “Preferred Stock”).

Immediately upon the effectiveness of the filing of this certificate with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock outstanding immediately prior to the Effective Time is automatically and without further action by any stockholder reclassified as one share of Class A Common Stock hereafter. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof. All options or convertible shares that were exercisable or convertible into shares of Common Stock immediately prior to the Effective Time are automatically considered to be options or convertible shares exercisable or convertible into the same number of shares of Class A Common Stock hereafter.

ARTICLE IV

COMMON STOCK

1. Voting.

(a) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Each holder of shares of Class A Common Stock shall be entitled to cast one (1) vote for each share of Class A Common Stock held of record as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(c) Each holder of shares of Class B Common Stock shall be entitled to cast ten (10) votes for each share of Class B Common Stock held of record as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

2. Dividends.

(a) Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of the Corporation as may be declared by the Board of Directors of the Corporation from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.

(b) If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”)) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.

(c) If, at any time, a dividend or other distribution payable in Voting Securities is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other Voting Securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other Voting Securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other Voting Securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or Voting Securities identical to the other Voting Securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other Voting Securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other Voting Securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(d) The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock, and the Corporation shall not have the power to issue shares of Class A Common Stock as a dividend or other distribution paid on shares of Class B Common Stock.

3. Liquidation. Except as otherwise provided by the General Corporation Law and subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

4. Stock Splits, Subdivisions or Combinations. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

5. Mergers, Consolidations, Etc. In any merger, consolidation or business combination of the Corporation with or into another corporation or other business entity, whether or not the Corporation is the surviving corporation, the consideration per share to be received by holders of Class A Common Stock and Class B Common Stock in such merger, consolidation or business combination must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which capital shares are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.

6. Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights, powers and privileges and rank equally, share ratably and be identical in all respects as to all matters.

7. Conversion.

(a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation at its principal corporate offices or to the transfer agent of the Corporation, if any. Such notice shall state the number of shares of Class B Common Stock being converted and shall be accompanied by the share certificate or certificates, if any, representing such shares being converted. If not all the shares of Class B Common Stock represented by such certificate or certificates are being converted, the Corporation shall cause a new certificate (if the shares are to be certificated) representing the number of shares of Class B Common Stock that were not converted to be issued to the holder.

(b) Each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the vote or written consent of the holders of not less than a majority of the Class B Common Stock then outstanding. Upon such automatic conversion, any share certificate representing Class B Common Stock shall represent the same number of Class A Common Stock until surrendered for new share certificates (if such shares are to be certificated).

(c) Each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately upon the record date for any meeting of the Corporation’s stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on such record date by the Original Holders (defined below) and the Permitted Transferees (defined below), when taken together, is less than 5.0% of the total aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date. Upon such automatic conversion, any share certificate representing shares of Class B Common Stock shall represent the same number of shares of Class A Common Stock until surrendered for new share certificates (if such shares are to be certificated).

(d) [Reserved.]

(e) The Class B Common Stock shall be beneficially owned (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) only by the beneficial owners of the shares of the Class B Common Stock at the Effective Time (the “Original Holders”) or by a Permitted Transferee (defined below) and any purported sale, pledge, transfer, assignment or disposition of shares of Class B Common Stock (“Transfer”) to any Person (defined below) other than the Original Holders or a Permitted Transferee shall result in the automatic conversion of each such transferred share of Class B Common Stock into one (1) share of Class A Common Stock, effective immediately upon any such purported Transfer, provided however that a pledge of shares of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged securities or the power to dispose or direct the disposition of the pledged securities prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such Class B Common Stock until such shares are foreclosed upon. The term “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof. The term “Original Holders” shall also include any successor to an Original Holder by way of merger, consolidation, or sale of substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations and other entities in which an Original Holder: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any subsidiary of the Corporation.

(f) The term “Permitted Transferee” shall mean the following in the case of a Transfer by an Original Holder:

(i) such Original Holder’s spouse, parents, children or siblings, whether by blood, marriage or adoption, including mother or father-in-law, sons or daughters-in-law, or brothers or sisters-in-law, or anyone residing in such individual’s home (other than domestic employees) (herein collectively referred to as “Original Holder’s Family Members”);

(ii) a trust (including a voting trust) principally for the benefit of such Original Holder and/or one or more of such Original Holder’s Family Members; provided that in the event such trust ceases to meet the requirements of this paragraph (ii), each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii) a trust for the benefit of persons other than the Original Holder, so long as the Original Holder has sole dispositive and voting control with respect to the shares of Class B Common Stock held by such trust; provided that in the event the Original Holder no longer has sole dispositive power and exclusive voting control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv) the estate of a deceased Original Holder, the estate of a bankrupt or insolvent Original Holder, or the guardian or conservator of an Original Holder adjudged disabled or incompetent by a court of competent jurisdiction, acting in his capacity as such;

(v) if the transferring Original Holder is a trust, any beneficiaries of such trust; or

(vi) (A) any not-for-profit corporation controlled by an Original Holder, the Original Holder’s Family Members or any combination thereof; (B) any other corporation if more than fifty percent (50%) of the value and voting power of its outstanding equity is owned by an Original Holder, the Original Holder’s Family Members or any combination thereof; (C) any partnership if more than fifty percent (50%) of the value and voting power of its partnership interests are owned by an Original Holder, the Original Holder’s Family Members or any combination thereof; or (D) any limited liability or similar company if more than fifty percent (50%) of the value and voting power of the company and its membership or limited liability company interests are owned by an Original Holder, the Original Holder’s Family Members or any combination thereof.

(g) The Board of Directors of the Corporation may, from time to time, establish such mechanics and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common share structure, including the issuance of share certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issuance and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(h) Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder related to such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. No adjustment with respect to dividends shalt be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 8 shall be retired and may not be reissued.

(i) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purpose.

8. Severability of Provisions. If any power, preference, right or limitation of either the Class A Common Stock or the Class B Common Stock set forth in this Article IV is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights and limitations set forth in this Article IV that can be given effect without the invalid, unlawful or unenforceable power, preference, right, or limitation herein set forth shall, nevertheless, remain in full force and effect, and no power, preference, right, or limitation herein set forth shall be deemed dependent upon any other such power, preference, right or limitation unless so expressed herein.

ARTICLE V

PREFERRED STOCK

The Preferred Stock may be divided into such number of series as the Board of Directors of the Corporation may determine. The Board of Directors of the Corporation is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.

The designation of the initial series of Preferred Stock is “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be 250,000 shares. The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the Series A Preferred Stock and the holders thereof are as follows:

1. Dividends.

(a) Subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, in preference to the holders of any other capital stock of the Corporation (“Junior Stock”), shall be entitled to receive on a pari passu basis, when and as declared by the Board of Directors of the Corporation, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the Initial Series A Issuance Price (as defined in Section 2(a) below), per share per annum, computed on the basis of a 360-day year consisting of twelve 30-day months (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends will accumulate from and after the Effective Time whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, without the consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock, taken together as a single series, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made on any, nor shall any shares of any Junior Stock of the Corporation be purchased, repurchased, redeemed, retired or otherwise acquired for value by the Corporation or any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity (collectively, a “Person”) that the Corporation owns or controls at least a majority of the voting shares or voting equity interests of, directly or indirectly (“Subsidiaries”) (except for acquisitions of Common Stock by the Corporation pursuant to agreements with stockholders, employees, advisors, consultants or service providers that permit the Corporation to repurchase such shares upon termination of services to the Corporation or exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred Stock shall have been paid or declared and set apart. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay to the holders of the Preferred Stock on a pari passu basis, at the same time it declares and pays such dividends to the holders of Common Stock, the dividends that would have been declared and paid with respect to the Class A Common Stock issuable upon conversion of the Preferred Stock had all of the Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

2. Liquidation Rights.

(a) Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation, an amount in cash per share equal to the sum of $14.84384 for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the “Initial Series A Issuance Price”), and an amount equal to all accumulated or declared but unpaid dividends on such shares (the “Liquidation Preference”). Payments shall be made to holders of Series A Preferred Stock on a pari passu basis. If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Preferred Stock of the Liquidation Preference, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled.

(b) Remaining Assets. After the payment of the full Liquidation Preference as set forth in Section 2(a) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Preferred Stock on an as converted basis.

(c) Additional Liquidation Events. The following events shall each be considered a Liquidation Event under this Section 2:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization, or any similar corporate transaction, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (each, an “Acquisition”); or

(ii) (a) a sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis (measured either by book value in accordance with U.S. generally accepted accounting principles consistently applied or by Fair Market Value (as defined below)) to a third party in any transaction or series of related transactions; or (b) the exclusive license of all or substantially all of the intellectual property of the Corporation to a third party in any transaction or a series of related transactions (each, an “Asset Transfer”).

(d) Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value will be deemed its fair market value (“Fair Market Value”) as determined in good faith by the Board of Directors of the Corporation. Fair Market Value of any securities shall be determined as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through an automated quotation system, the Fair Market Value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system as of the close of business, or, if there has been no sales on any such exchange, the average of the highest bid and lowest asked prices on all exchanges as of the close of business on such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in such quotation system as of the close of business, in each such case averaged over a period of ten (10) days consisting of the business day as of which Fair Market Value is being determined and the nine (9) consecutive business days prior to such day; or

(2) If at any time such security is not listed on any securities exchange or quoted in an automated quotation system, the Fair Market Value shall be the fair value thereof, as determined by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate of the issuer of such securities) shall be to make an appropriate discount from the market value determined as above in (i) (A) or (B) to reflect the approximate Fair Market Value thereof, as determined by the Board of Directors of the Corporation.

(e) Notice of Liquidation Event. The Corporation shall give each record holder of Preferred Stock written notice of any impending Liquidation Event no later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid to each share in connection with the Liquidation Event) and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein.

(f) Effect of Noncompliance. In the event the requirements of Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) hereof.

3. Conversion.

(a) The holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”): Each share of Series A Preferred Stock shall automatically be converted by the Corporation into such number of fully paid and nonassessable shares of Class A Common Stock as is determined, with respect to each share of Series A Preferred Stock, by dividing the Initial Series A Issuance Price by the Series A Conversion Price (as defined herein) immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or on any recognized foreign exchange, with aggregate net proceeds to the Corporation (after deducting applicable underwriting discounts and commissions) of at least $15 million (a “Qualified Public Offering”). The initial Series A Conversion Price per share for the Series A Preferred Stock (the “Series A Conversion Price”) shall be $0.59375s; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Section 3(c) below.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to receive certificates for shares of Class A Common Stock upon the occurrence of the event specified in Section 3(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, (or deliver a customary affidavit of loss with indemnity) at the principal corporate office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate offices, of the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event convert in accordance with Section 3(a) above. The Corporation shall, as soon as practicable thereafter, pay all accumulated and unpaid dividends on such shares of Preferred Stock and issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. The issuance of certificates for shares of Class A Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders of Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Class A Common Stock; provided, however, that the Corporation shall not be responsible for the payment of any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Preferred Stock so conveyed were registered. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. The Corporation shall not close its books against the transfer of Preferred Stock or of shares of Class A Common Stock issued or issuable upon conversion of the Preferred Stock in any manner which interferes with the timely conversion of the Preferred Stock. The Corporation shall assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of shares of Preferred Stock (including, without limitation, making any filings required to be made by the Corporation). Upon conversion of each share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the shares of Class A Common Stock issuable with respect to the conversion shall be validly issued, fully paid and nonassessable, and are free and clear of all liens, taxes, charges or encumbrances with respect to the issuance thereof. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Class A Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Adjustments to the Conversion Prices for Certain Dilutive Issuances.

(i) Special Definitions. For purposes of this Section 3(c), the following definitions apply:

(1) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(c)(iii), deemed to be issued) by the Corporation after the Effective Time (the “Initial Preferred Stock Issuance Date”), other than shares of Common Stock issued or issuable:

a) upon conversion of shares of Series A Preferred Stock;

b) to officers, directors or employees of, or consultants (including financial or legal advisors) to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by a majority of the Board of Directors of the Corporation, subject to adjustment for all subdivisions and combinations;

c) in connection with bona fide, arms’ length bank financings, corporate partnering transactions, equipment leases or acquisitions of businesses or intellectual property rights on terms approved by a majority of the Board of Directors of the Corporation; provided that such transactions are primarily for purposes other than equity financing;

d) as a dividend or distribution on Series A Preferred Stock;

e) securities offered by the Corporation to the public pursuant to a Registration Statement filed under the Securities Act or pursuant to the laws of a foreign jurisdiction;

f) securities issued pursuant to the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; and

g) for which adjustment of the Series A Conversion Price has previously been made pursuant to Section 3(c)(iv).

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(3) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii) No Adjustment of Conversion Prices. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issuance of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Initial Preferred Stock Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall effect Class A Common Stock previously issued upon conversion of the Preferred Stock); and

(3) no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation at any time after the Initial Preferred Stock Issuance Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(c)(iii)) without consideration or for consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price then in effect, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section 3(c), the consideration received by the Corporation in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accumulated dividends;

b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors of the Corporation in good faith; and

c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors of the Corporation in good faith.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(c)(iii) relating to Options and Convertible Securities shall be determined by dividing:

a) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time after the Initial Preferred Stock Issuance Date effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time after the Initial Preferred Stock Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time after the Initial Preferred Stock Issuance Date declares, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 3(e) to reflect the actual payment of such dividend or distribution.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time after the Initial Preferred Stock Issuance Date, the Class A Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 2(c)) or subdivision, combination, or reorganization provided for elsewhere in this Section 3, in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Class A Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Reorganizations, Mergers or Consolidations. If at any time after the Initial Preferred Stock Issuance Date, there is a capital reorganization of the Class A Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or Person (other than an Acquisition or Asset Transfer as defined in Section 2(c)) as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Class A Common Stock, deliverable upon conversion thereof, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the applicable Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Adjustment Threshold and Recording. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price. All calculations under this Section 3 shall be made to the nearest one hundredth of a cent ($0.0001) or to the nearest one hundredth (1/100) of a share, as the case may be.

(i) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, or assets of the Corporation (excluding cash dividends), then in each such case for the purpose of this Section 3(i), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Common Stock of the Corporation entitled to receive such distribution.

(j) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(k) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock which the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Class A Common Stock’s fair market value (as determined by the Board of Directors of the Corporation) on the date of conversion.

(l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect and (C) the number of shares of Class A Common Stock and the amount of other property, if any, which at the time would be received upon the conversion of a share of Series A Preferred Stock, as the case may be.

(m) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, as the case may be, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, as the case may be, the Corporation will take such corporate action as may be necessary, in the reasonable opinion of its counsel, to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. The Corporation shall also use its best efforts to take all such actions as may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of the Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Class A Common Stock may be listed; provided that this sentence shall not require the Corporation to register any of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock under the federal securities laws. The Corporation shall use its best efforts to not take any action which would cause the number of authorized but unissued shares of Class A Common Stock issuable upon conversion of the Preferred Stock to be less than the number of such shares required to be reserved hereunder for conversion of Preferred Stock.

(o) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Series A Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided, that no such adjustment shall increase the Series A Conversion Price as otherwise determined pursuant to this Section 3 or decrease the number of shares of Class A Common Stock issuable upon conversion of each share of Series A Preferred Stock.

(p) Notices. Any notice, request, demand or other communication required or permitted to be given to a holder of Series A Preferred Stock, as the case may be, pursuant to the provisions of this Section 3 will be in writing and will be effective and deemed given under this Section 3 on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party. Any holder of Preferred Stock (and such holder’s permitted assigns) may change such holder’s address for receipt of future notices hereunder by giving written notice to the Corporation.

4. Voting Rights. Except as otherwise provided herein or required by law, the Preferred Stock shall have no voting rights, and shall not be entitled or participate in the election of members of the Corporation’s Board of Directors.

5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accumulate on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

ARTICLE VI

DIRECTOR LIABILITY

To the fullest extent permitted by the General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

ARTICLE VII

INDEMNIFICATION

The Corporation is authorized to provide indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time.

*    *    *

3. That the foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

(signature page follows)

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on February 24th, 2021.

/s/ William Wang
William Wang, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIZIO HOLDING CORP.

VIZIO Holding Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the name of this corporation is VIZIO Holding Corp. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the General Corporation Law on December 7, 2020.

2. That the board of directors of the Corporation deemed it advisable to amend the Amended and Restated Certificate of Incorporation of the Corporation as provided herein to, among other things, effect a 9-for-1 forward stock split of each share of the Class A Common Stock of the Corporation (the “Forward Split”), which would have the effect of adjusting the conversion ratio of the Series A Preferred Stock of the Corporation such that each share of Series A Preferred Stock would, following the effectiveness of the Forward Split, be convertible into 225 shares of Class A Common Stock of the Corporation.

3. That Article III of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

ARTICLE III

CAPITAL STOCK

Effective immediately upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Effective Time”) and without any further action on the part of the Corporation or any stockholder, each one (1) share of Class A Common Stock of the Corporation that is issued and outstanding as of the Effective Time shall be split, subdivided and changed, automatically and without further action, into nine (9) shares of Class A Common Stock of the Corporation (the “Forward Stock Split”).

Effective as of the Effective Time, the total number of shares of capital stock that this corporation is authorized to issue is 710,862,225 shares, consisting of a total of 675,000,000 shares of Class A Common Stock, par value $0.0001 per share (hereinafter referred to as the “Class A Common Stock”), 10,862,225 shares of Class B Common Stock, par value $0.0001 per share (hereinafter referred to as the “Class B Common Stock”, and together with the Class A Common Stock, collectively referred to as the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.0001 per share (hereinafter referred to as the “Preferred Stock”).

4. That said amendment was duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 and, with respect to stockholder approval, Section 228, of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, VIZIO Holding Corp. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on March 15, 2021.

/s/ William Wang
William Wang, Chief Executive Officer